EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Director’s and Stockholders of Edgewater Technology, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-50912 and 333-88313 of Edgewater Technology, Inc on Form S-8 of our report dated February 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to i) a change in accounting in 2002 for intangible assets and ii) the application of procedures relating to certain disclosures related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosure), relating to the consolidated financial statements of Edgewater Technology, Inc. as of and for the year ended December 31, 2002 appearing in this Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

March 28, 2003